Exhibit 99.1

EXCERPTS FROM PRELIMINARY OFFERING MEMORANDUM, DATED JANUARY 10, 2019

Recent Commodity Price Volatility

As further detailed in our Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Quarterly Reports on Form 10-Q, our operating income generally improves in an environment of higher natural gas, NGL and condensate prices, and where the spread between NGL prices and natural gas prices widens primarily as a result of our percent-of-proceeds contracts. In a declining commodity price environment such as that which we experienced during the fourth quarter of 2018, without taking into account our hedges, we realize a reduction in cash flows under our percent-of-proceeds contracts proportionate to average price declines. The significant level of margin we derive from fee-based arrangements combined with our hedging arrangements helps to mitigate our exposure to commodity price movements. Our results of operations and our consolidated financial statements and related notes as of and for the year ended December 31, 2018 are not expected to be available or finalized until after this offering is completed. In light of the recent commodity price volatility during the fourth quarter of 2018, a temporary unplanned outage of a third party NGL pipeline originating in the Permian Basin, and other factors, Targa anticipates to be in the top end of the range of its previously disclosed full year 2018 Adjusted EBITDA guidance that was given in its February 15, 2018 earnings release.

Certain Information Regarding Indebtedness of Targa Resources Partners LP

As of January 9, 2019, we had $780.0 million of borrowings outstanding under our senior secured revolving credit facility and $79.5 million of outstanding letters of credit. As of January 9, 2019, we had available capacity under our senior secured revolving credit facility of $1,340.5 million. As of January 9, 2019, total funding under the Securitization Facility was $280.0 million.